Exhibit 99.3

AN IMPORTANT MESSAGE TO WARNER-LAMBERT SHAREHOLDERS:

Pfizer is pursuing a merger with Warner-Lambert that will create the strongest, fastest-growing pharmaceutical company in the world.

HERE ARE THE FACTS:

Pfizer communicated clearly to Warner-Lambert management that we wanted your permission to make a proposal for a business combination that would offer you superior value:

- Letters from Pfizer to Warner-Lambert -

October 25, 1999

"We represent the best opportunity to establish a combined business that will provide your shareholders the highest possible value."

November 3, 1999

"I was extremely surprised and disappointed to read...that WL is about to enter into a business combination with AHP...without any premium to the shareholders of WL. This is especially the case in light of my recent letter to you and our meeting on October 27, in which I made clear Pfizer's willingness to provide a vastly superior proposal to WL and its shareholders."

But your Board and management refused to allow us to make a proposal BEFORE locking up a NO-PREMIUM transaction with many anti-shareholder provisions that REDUCE the value of your stock, including:

  A stock option that destroys pooling for any third-party offers
  An egregious "break-up" fee of approximately $2 billion
  A Poison Pill which cannot be redeemed except for AHP's benefit
  An unreasonably long lock-up period

YOUR BOARD IS PREVENTING YOU FROM
HAVING THE OPPORTUNITY TO CONSIDER
A PREMIUM OFFER FROM PFIZER

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